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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


                                EXHIBIT NO. 4.4
            CERTIFICATE OF ADJUSTMENT TO THE RIGHTS AGENT CONCERNING
             BRIGGS & STRATTON CORPORATION SHAREHOLDER RIGHTS PLAN.
                              (SECOND ADJUSTMENT)


    Prior to Briggs & Stratton Corporation's (the "Company") February 27,
1995 distribution to the Company's shareholders of record on February 16, 1995 of all of the outstanding shares of the Company's subsidiary, STRATTEC SECURITY CORPORATION ("STRATTEC"), each Right issued with respect to each outstanding share of Common Stock of the Company ("Common Share"), as adjusted in connection with the Company's 1994 Two-For-One Stock Split, evidenced the right to purchase one-half (1/2) of one (1) Common Share at a Purchase Price of Forty-Two Dollars and Fifty Cents ($42.50) per full share under the terms outlined in the Rights Agreement, dated as of December 20, 1989, between the Company and First Wisconsin Trust Company (now known as Firstar Trust Company), as Rights Agent.

        As a result of the distribution of STRATTEC and by operation of Sections 11(c) and (h) of the Rights Agreement, each Right attached to each Common Share now evidences the right to purchase .5409 of one (1) Common Share at the adjusted Purchase Price of Thirty-Nine Dollars and Twenty-Nine Cents ($39.29) per full Common Share. For purposes of calculating these adjustments required by Sections 11(c) and (h) of the Rights Agreement, the Company's Board of Directors determined the fair market value of the STRATTEC distribution to be Two Dollars and Sixty-Two and One-Half Cents ($2.625) per full Common Share. The fair market value was determined by utilizing the New York Stock Exchange, Inc. adjustment to the Company's Common Share price as a result of the distribution of STRATTEC.

        These adjustments to the Purchase Price and to the number of Common Shares covered by each Right are necessary to maintain the economic equivalency of the Rights after the distribution of STRATTEC. A copy of the calculation of the adjustments is attached hereto.


                                                  /s/ R.H. Eldridge
                                         --------------------------------------
                                         Robert H. Eldridge, Secretary
                                         Briggs & Stratton Corporation


                                                     April 28, 1995
                                         --------------------------------------
                                         Date

(CORPORATE SEAL)






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                BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

                                 EXHIBIT 4.4
                                 (ATTACHMENT)

          DETAILED CALCULATION FOR RIGHTS PLAN ADJUSTMENT AS A RESULT
             OF THE DISTRIBUTION OF STRATTEC SECURITY CORPORATION


I.   Purchase Price Adjustment (Per Section 11(c) of the Rights Agreement)

Adjusted Purchase Price =

                    Current Per Share Market Price* less the Fair Market Value of the STRATTEC Distribution
Purchase Price x    ----------------------------------------------------------
                                   Current Per Share Market Price*

                                   34.729 - 2.625
Adjusted Purchase Price = 42.50 x  --------------
                                       34.729

Adjusted Purchase Price = $39.29


II.  Exercise Ratio Adjustment (Per Section 11(h) of the Rights Agreement)

                                                 Purchase Price
Adjusted Exercise Ratio = Exercise Ratio x  -----------------------
                                            Adjusted Purchase Price
                                42.50
Adjusted Exercise Ratio = .5 x  -----
                                39.29

Adjusted Exercise Ratio =  .5409


_________________
         *As defined in Section 11(d) of the Rights Agreement, the Current Per Share Market Price is the average of the daily closing prices per share of the Common Shares on the NYSE Consolidated Tape for the 30 consecutive Trading Days (as defined in the Rights Agreement) prior to February 16, 1995 (the Record Date for the STRATTEC Distribution).